SHARE EXCHANGE AGREEMENT

by and among

Emerald Acquisition Corporation,
a Cayman Islands corporation

and

Access America Fund, LP,
a Delaware limited partnership

and

Merit Times International Limited,
a British Virgin Islands corporation

and

the Shareholders of
Merit Times International Limited

Dated as of October 22, 2009

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 22nd day of October, 2009, by and between EMERALD ACQUISITION CORPORATION, a Cayman Islands exempted company incorporated with limited liability (hereinafter referred to as “Emerald”), ACCESS AMERICA FUND, LP, a Delaware limited partnership (hereinafter referred to as “AAI”), MERIT TIMES INTERNATIONAL LIMITED, a British Virgin Islands business company (hereinafter referred to as “Merit Times”) and the shareholders of Merit Times (the “Merit Times Shareholders”), upon the following premises:

Premises

WHEREAS, Emerald is an exempted company incorporated with limited liability under the laws of Cayman Islands with no significant operations;

WHEREAS, Merit Times is a private company incorporated under the laws of the British Virgin Islands. Merit Times owns 100% of the issued and outstanding capital stock of Shandong MeKeFuBang Food Limited (“MeKeFuBang”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”).  On June 10, 2009, MeKeFuBang entered into a series of contractual agreements with Shandong Longkang Juice Co., Ltd. (“Longkang Juice”), a company incorporated under the laws of the PRC, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors.  Merit Times, MeKeFuBang, and Longkang Juice shall be referred to herein collectively as the “Group”;

WHEREAS, Emerald agrees to acquire up to 100% of the issued and outstanding shares of Merit Times from the Merit Times Shareholders in exchange for the issuance of certain shares of Emerald (the “Exchange”) and the Merit Times Shareholders agree to exchange their shares of Merit Times on the terms described herein. On the Closing Date, Merit Times will become a wholly-owned subsidiary of Emerald;

WHEREAS, such Exchange is in connection with the offering (the “Offering”) pursuant to a Subscription Agreement (the “Subscription Agreement”) between Emerald and certain subscribers named in the Subscription Agreement in connection with a private placement by Emerald of units (the “Units”), each Unit consisting of fifty thousand (50,000) ordinary shares, par value $0.001 per share (the “Ordinary Shares”) and warrants to purchase Twenty Five Thousand (25,000) of the Ordinary Shares of Emerald, at an exercise price of $6.00 per share (the “Warrants”), as further described in the Private Placement Memorandum dated October 1, 2009.  The closing of the Exchange is conditioned upon all of the conditions of the Offering being met, and the Offering is conditioned upon the closing of the Exchange.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MERIT TIMES

As an inducement to, and to obtain the reliance of Emerald, except as set forth in the Merit Times Schedules (as hereinafter defined), Merit Times represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01              Incorporation. Merit Times is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Merit Times Schedules are complete and correct copies of the memorandum of association and articles of association of Merit Times as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Merit Times’ memorandum of association or articles of association.  Merit Times has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Merit Times has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Each member of the Group is organized under the laws of the jurisdiction set forth in Schedule 1.03 hereto, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by each member of the Group to be conducted.  Each member of the Group is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the Transactions contemplated under this Agreement.  No member of the Group is in violation of any of the provisions of their respective Charter Documents.  The Corporate Records of each member of the Group contain true, complete and accurate records of meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and holders of its registered capital, since the time of their respective organization, and such Corporate Records have been heretofore delivered to Emerald.  The ownership records of each Group member’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of their respective organization, and such ownership records have been heretofore been delivered to Emerald.  No member of the Group is required to qualify to do business as a foreign corporation in any other jurisdiction.

Section 1.02              Authorized Shares.  The number of shares which Merit Times is authorized to issue consists of 50,000 shares of a single class, par value of $1.00 per share.  There are 50,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03              Subsidiaries and Predecessor Corporations.  Except as set forth in the Merit Times Schedule 1.03, Merit Times does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “Merit Times” also includes those subsidiaries set forth on the Merit Times Schedules.

Section 1.04              Financial Statements.

(a)           Included in the Merit Times Schedule 1.04 are (i) the audited balance sheets of Merit Times as of December 31, 2008 and December 31, 2007 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2007 together with the notes to such statements and the opinion of Sherb & Co., LLP, independent certified public accountants, and (ii) the unaudited financial statements for the quarter ended June 30, 2009.

(b)           All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Merit Times balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Merit Times.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Merit Times had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Merit Times, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)           Merit Times has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Merit Times has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d)           The books and records, financial and otherwise, of Merit Times are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(e)           All of Merit Times’ assets are reflected on its financial statements, and, except as set forth in the Merit Times Schedules or the financial statements of Merit Times or the notes thereto, Merit Times has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05              Information.  The information concerning Merit Times set forth in this Agreement and in the Merit Times Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Merit Times has fully disclosed in writing to Emerald (through this Agreement or the Merit Times Schedules) all information relating to matters involving Merit Times or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $100,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Merit Times or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Merit Times, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06              Options or Warrants.  Except as set forth in the Merit Times Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Merit Times.

Section 1.07              Absence of Certain Changes or Events.  Since June 30, 2009:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Merit Times;

(b)           Merit Times has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Merit Times has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08              Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Merit Times after reasonable investigation, threatened by or against Merit Times or affecting Merit Times or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Merit Times does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09              Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Merit Times is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Merit Times Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least one hundred thousand dollars ($100,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Merit Times is a party or by which its properties are bound and which are material to the operations of Merit Times taken as a whole are valid and enforceable by Merit Times in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Merit Times Schedule 1.09 or reflected in the most recent Merit Times balance sheet, Merit Times is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Merit Times.

Section 1.10              No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Merit Times is a party or to which any of its assets, properties or operations are subject.

Section 1.11              Compliance With Laws and Regulations.  To the best of its knowledge, Merit Times has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Merit Times or except to the extent that noncompliance would not result in the occurrence of any material liability for Merit Times.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12              Approval of Agreement.  The Board of Directors of Merit Times has authorized the execution and delivery of this Agreement by Merit Times and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Merit Times Shareholders that the Exchange be accepted.

Section 1.13              Merit Times Schedules.  Merit Times has delivered to Emerald the following schedules, which are collectively referred to as the “Merit Times Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Merit Times as complete, true, and correct as of the date of this Agreement in all material respects:

(a)            a schedule containing complete and correct copies of the memorandum of association and articles of association of Merit Times in effect as of the date of this Agreement;

(b)            a schedule containing the financial statements of Merit Times identified in paragraph 1.04(a);

(c)            a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Merit Times since June 30, 2009, required to be provided pursuant to Section 1.07 hereof;

(d)            a schedule of any exceptions to the representations made herein; and

(e)            a schedule containing the other information requested above.

Merit Times shall cause the Merit Times Schedules and the instruments and data delivered to Emerald hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14              Valid Obligation.  This Agreement and all agreements and other documents executed by Merit Times in connection herewith constitute the valid and binding obligation of Merit Times, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15              Title to Assets; Liens, Etc.  Each of Merit Times and its subsidiaries has good and marketable title to its assets, including the assets reflected in the most recent balance sheet included in the Merit Times’ financial statements as set forth in Section 1.04, and in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent; (b) liens and encumbrances which do not materially detract from the value of the assets subject thereto or materially impair the operations of Merit Times or any subsidiary; (c) those that have otherwise arisen in the ordinary course of business; and (d) those that would not reasonably be expected to have a material adverse change in the business, operations, property, inventory, assets, or condition of Merit Times and its subsidiaries.  Each of Merit Times and its subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

Section 1.16              Intellectual Property.  Except as set forth on Schedule 1.16, each of Merit Times and its subsidiaries owns or possesses licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights that it believes are necessary to enable it to conduct its business as now operated (the “Intellectual Property”).  Except as set forth on Schedule 1.16, there are no material options, licenses or agreements relating to the Intellectual Property, nor is Merit Times or any subsidiary bound by, or a party to, any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity.  Except as disclosed in the Memorandum, there is no claim or action or proceeding pending or, to the Company’s knowledge, threatened, that challenges the right of Merit Times or any subsidiary with respect to any Intellectual Property.

Section 1.17              Environmental Laws.  To the best of the knowledge of Merit Times, Merit Times and its subsidiaries (a) is in compliance with any and all Environmental Laws (as hereinafter defined), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (c) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, operations, property, inventory, assets, or condition of Merit Times and its subsidiaries.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 1.18              Exclusive Rights. Merit Times and its subsidiaries has been granted by the Laiyang City government the right to act as the exclusive producer of Laiyang Pear juice concentrate beginning in January 2009 for a period of 30 years. No other producer can use the trademark or enter into the Laiyang Pear juice concentrate business until the exclusive right held by Merit Times and its Subsidiaries has expired.

Section 1.19              PRC Laws and Regulations. Merit Times and its subsidiaries are in compliance with PRC laws and regulations governing food safety and hygiene. All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Merit Times’ subsidiaries doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

Section 1.20              Sarbanes-Oxley; Disclosure Controls.  Merit Times will be in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it after the Exchange.  Merit Times shall establish disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Merit Times and design such disclosure controls and procedures to ensure that material information relating to Merit Times is made known to the certifying officers by others within those entities.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EMERALD

As an inducement to, and to obtain the reliance of Merit Times and the Merit Times Shareholders, except as set forth in the Emerald Schedules (as hereinafter defined), Emerald represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01              Organization.  Emerald is a corporation duly incorporated, validly existing, and in good standing under the laws of Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Emerald Schedules are complete and correct copies of the certificate of incorporation and articles of association of Emerald (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Emerald’s certificate of incorporation or Articles.  Emerald has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Emerald has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02              Capitalization.

(a)       Emerald’s authorized capitalization consists of (a) 50,000,000 Ordinary Shares, of which 1,281,500 shares are issued and outstanding, and (b) 1,000,000 shares of preferred shares, par value $0.001 per share, none of which are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Emerald’s Ordinary Shares were reserved for issuance upon the exercise of outstanding options to purchase the Ordinary Shares; (iv) no Ordinary Shares were reserved for issuance upon the exercise of outstanding warrants to purchase Emerald Ordinary Shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no Ordinary Shares were reserved for issuance upon the conversion of Emerald preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding Emerald Ordinary Shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)       There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Emerald, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Emerald is a party or by which it is bound obligating Emerald to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Emerald or obligating Emerald to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Emerald Ordinary Shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Emerald is a party or by which it is bound with respect to any equity security of any class of Emerald, and there are no agreements to which Emerald is a party, or which Emerald has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03              Subsidiaries and Predecessor Corporations.  Emerald does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04              Financial Statements.

(a)           Included in the Emerald Schedules are (i) the audited balance sheets of Emerald as of December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2008 together with the notes to such statements and the opinion of PMB Helin Donovan, LLP, independent certified public accountants, with respect thereto;

(b)           Included in the Emerald Schedules are: (i) unaudited balance sheets of June 30, 2009 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by PMB Helin Donovan, LLP;

(c)           All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Emerald balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Emerald.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Emerald had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Emerald, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)           Emerald has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)           Emerald has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)           The books and records, financial and otherwise, of Emerald are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)           All of Emerald’s assets are reflected on its financial statements, and, except as set forth in the Emerald Schedules or the financial statements of Emerald or the notes thereto, Emerald has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05              Information.  The information concerning Emerald set forth in this Agreement and the Emerald Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Emerald has fully disclosed in writing to Merit Times (through this Agreement or the Emerald Schedules) all information relating to matters involving Emerald or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Emerald or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Emerald, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06              Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Emerald.

Section 2.07              Absence of Certain Changes or Events.  Since the date of the most recent Emerald balance sheet:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Emerald or (ii) any damage, destruction or loss to Emerald (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Emerald;

(b)           Emerald has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Emerald; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           Emerald has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Emerald balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Emerald; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           to its knowledge, Emerald has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Emerald.

Section 2.08              Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Emerald after reasonable investigation, threatened by or against Emerald or affecting Emerald or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Emerald Schedule 2.08.  Emerald has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09              Contracts.

(a)           Emerald is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           Emerald is not a party to or bound by, and the properties of Emerald are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           Emerald is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Emerald.

Section 2.10              No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Emerald is a party or to which any of its assets, properties or operations are subject.

Section 2.11              Compliance With Laws and Regulations.  To the best of its knowledge, Emerald has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12              Approval of Agreement.  The Board of Directors of Emerald has authorized the execution and delivery of this Agreement by Emerald and has approved this Agreement and the transactions contemplated hereby.

Section 2.13              Material Transactions or Affiliations.  Except as disclosed herein and in the Emerald Schedules, there exists no contract, agreement or arrangement between Emerald and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Emerald to own beneficially, 5% or more of the issued and outstanding Ordinary Shares of Emerald and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Emerald has, or has had since inception of Emerald, any known interest, direct or indirect, in any such transaction with Emerald which was material to the business of Emerald.  Emerald has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14              Emerald Schedules.  Emerald has delivered to Merit Times the following schedules, which are collectively referred to as the “Emerald Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Emerald to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)           a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Emerald as in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Emerald identified in paragraph 2.04(a) and (b);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Emerald since June 30, 2009, required to be provided pursuant to section 2.07 hereof; and

(d)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Emerald Schedules by Sections 2.01 through 2.13.

Emerald shall cause the Emerald Schedules and the instruments and data delivered to Merit Times hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15              Bank Accounts; Power of Attorney.  Set forth in the Emerald Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Emerald within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Emerald, (b) all safe deposit boxes and other similar custodial arrangements maintained by Emerald within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Emerald or who are otherwise authorized to act on behalf of Emerald with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16              Valid Obligation.  This Agreement and all agreements and other documents executed by Emerald in connection herewith constitute the valid and binding obligation of Emerald, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17              SEC Filings; Financial Statements.

(a) Emerald has made available to Merit Times a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Emerald with the SEC for the 36 months prior to the date of this Agreement (the “Emerald SEC Reports”), which, to Emerald’s knowledge, are all the forms, reports and documents filed by Emerald with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to Emerald’s knowledge, the Emerald SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Emerald SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Emerald SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Emerald at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Emerald taken as a whole.

Section 2.18              Exchange Act Compliance.  Emerald is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the Ordinary Shares have been registered under Section 12(g) of the Exchange Act, and Emerald is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Emerald.

Section 2.19             Title to Property.  Emerald does not own or lease any real property or personal property.  There are no options or other contracts under which Emerald has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20              Intellectual Property.  Emerald does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE MERIT TIMES SHAREHOLDERS

The Merit Times Shareholders hereby represents and warrants, severally and solely, to Emerald as follows.

Section 3.01              Good Title.  Each of the Merit Times Shareholders is the record and beneficial owner, and has good title to his Merit Times Common Stock, with the right and authority to sell and deliver such Merit Times Common Stock, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Emerald as the new owner of such Merit Times Common Stock in the share register of Merit Times, Emerald will receive good title to such Merit Times Common Stock, free and clear of all Liens.

Section 3.02             Power and Authority. Each of the Merit Times Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Merit Times Shareholders, enforceable against the Merit Times Shareholders in accordance with the terms hereof.

Section 3.03              No Conflicts.  The execution and delivery of this Agreement by the Merit Times Shareholders and the performance by the Merit Times Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Merit Times Shareholders and (c) will not violate or breach any contractual obligation to which the Merit Times Shareholders are a party.

Section 3.04              Finder’s Fee.  Each of the Merit Times Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05              Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Merit Times Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Merit Times Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06                Acquisition of Exchange Shares for Investment.

(a)           Each Merit Times Shareholder is acquiring the Exchange Shares for investment for Merit Times Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Merit Times Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Merit Times Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)           Each Merit Times Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Emerald and its securities.

(c)           Each Merit Times Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Merit Times Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)           Each Merit Times Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Merit Times Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Merit Times Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Emerald prior to Closing as may be requested by Emerald to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Merit Times Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)           Each Merit Times Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)           Each Merit Times Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Emerald and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Merit Times Shareholder under Regulation D has been furnished to such Merit Times Shareholder by Emerald.  To the full satisfaction of each Merit Times Shareholder, he has been furnished all materials that he has requested relating to Emerald and the issuance of the Exchange Shares hereunder, and each Merit Times Shareholder has been afforded the opportunity to ask questions of Emerald’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Merit Times Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Emerald set forth in this Agreement, on which each of the Merit Times Shareholders have relied in making an exchange of his shares Merit Times for the Exchange Shares.

(g)           Each Merit Times Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Merit Times Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Emerald’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)           The Merit Times Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Merit Times Shareholder under this Section 3.06 shall survive the Closing.

Section 3.9                Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Merit Times Shareholders consents to Emerald making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01              The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.03), each of the Merit Times Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Merit Times set forth on the Merit Times Schedules attached hereto, constituting all of the shares of Merit Times held by such shareholder; the objective of such Exchange being the acquisition by Emerald of not less than 100% of the issued and outstanding shares of Merit Times.  In exchange for the transfer of such securities by the Merit Times Shareholders, Emerald shall issue to the Merit Times Shareholders, his affiliates or assigns, a total of 21,333,332 shares pursuant to Table 1 attached hereto, representing 97.77% of the total Ordinary Shares of Emerald, for all of the outstanding shares of Merit Times held by the Merit Times Shareholders (the “Exchange Shares”). At the Closing Date, each of the Merit Times Shareholders shall, on surrender of his certificate or certificates representing his Merit Times shares to Emerald or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Merit Times shall be held by Emerald.  Upon consummation of the transaction contemplated herein there shall be 21,820,832 Emerald Ordinary Shares issued and outstanding.

Section 4.02             Cancellation of Certain Shares of Emerald Ordinary Shares.  Prior to the Closing Date, Access America Fund, LP, the principal shareholder of Emerald, will cancel a total number of 794,000 Emerald Ordinary Shares.

Section 4.03              Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur following the payment of the outstanding liabilities of Emerald, which may be paid from the proceeds at Closing, and upon the exchange of the shares of Emerald and Merit Times as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.04              Closing Events.  At the Closing, Emerald, Merit Times and the Merit Times Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.05              Termination.  This Agreement may be terminated by the Board of Directors of Merit Times or Emerald only in the event that Emerald or Merit Times do not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01              Access to Properties and Records.  Emerald and  Merit Times will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Emerald or Merit Times , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Emerald or Merit Times, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02              Delivery of Books and Records.  At the Closing, Emerald shall deliver to Merit Times, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Emerald which is now in the possession of Emerald or its representatives.

Section 5.03              Third Party Consents and Certificates.  Emerald and Merit Times agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04              Designation of Directors and Officer.  Upon the effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, Zhide Jiang will take the position of Director with Emerald, and the existing officers and directors of Emerald, David Richardson and Joseph Rozelle, after the signing of this Agreement, shall tender their resignations of their positions held with Emerald effective immediately.  In addition, upon the signing of this Agreement, Emerald shall immediately appoint Zhide Jiang as the sole officer of Emerald.

Section 5.05               Indemnification.

(a)           Merit Times hereby agrees to indemnify Emerald and each of the officers, agents and directors of Emerald as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)           The Merit Times Shareholders agrees to indemnify Emerald and each of the officers, agents and directors of Emerald as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)           Emerald hereby agrees to indemnify Merit Times and each of the officers, agents, and directors of Merit Times and the Merit Times Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06             The Acquisition of Emerald Ordinary Shares.  Emerald and Merit Times understand and agree that the consummation of this Agreement including the issuance of the Emerald Ordinary Shares to the Merit Times Shareholders in exchange for the Merit Times Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Emerald and Merit Times agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, Merit Times Shareholders shall execute and deliver to Emerald a Suitability Letter and an Investment Representation Letter in substantially the same form as that attached hereto as Exhibit A and Exhibit B, respectively.

(b)           In connection with the transaction contemplated by this Agreement, Emerald and Merit Times shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Merit Times reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, Merit Times, the Merit Times Shareholders, and Emerald shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Merit Times or Emerald and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d)           The Merit Times Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07              Sales of Securities Under Rule 144, If Applicable.

(a)           Emerald will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Emerald that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Emerald will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Emerald’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Emerald will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10              Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Emerald prior to the Exchange, Merit Times has indicated it will not enter into this Agreement unless Emerald has arranged for the payment and discharge of all of Emerald’s liabilities, including all of Emerald’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Emerald has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.11              Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Merit Times, after the Closing Date, David Richardson and Joseph Rozelle shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Emerald occurring, reported or filed prior to the Closing, as may be necessary or required by Emerald for the preparation of the reports that Emerald is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EMERALD

The obligations of Emerald under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01              Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Merit Times and Merit Times Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Merit Times shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Merit Times prior to or at the Closing.  Emerald shall be furnished with a certificate, signed by a duly authorized executive officer of Merit Times and dated the Closing Date, to the foregoing effect.

Section 6.02              Officer’s Certificate.  Emerald shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Merit Times to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Merit Times threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Merit Times Schedules, by or against Merit Times, which might result in any material adverse change in any of the assets, properties, business, or operations of Merit Times.

Section 6.03              Good Standing.  Within fifteen (15) business days from the Closing Date, Emerald shall have received a certificate of good standing from The Registrar of Corporate Affairs of the British Virgin Islands, certifying that Merit Times is in good standing as a company in the British Virgin Islands.

Section 6.04              Approval by Merit Times Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of Merit Times, unless a lesser number is agreed to by Emerald.

Section 6.05              No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06              Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Merit Times after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07              Legal Opinion. Emerald shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Merit Times, covering such matters as it relates to this Agreement and other matters reasonably requested by Emerald.

Section 6.08              Other Items.

(a)           Emerald shall have received a list containing the name, address, and number of shares held by the Merit Times Shareholders as of the date of Closing, certified by an executive officer of Merit Times as being true, complete and accurate; and

(b)           Emerald shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Emerald may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF MERIT TIMES
AND THE MERIT TIMES SHAREHOLDERS

The obligations of Merit Times and the Merit Times Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01              Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Emerald in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Emerald shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Emerald.

Section 7.02              Closing Certificate.  Merit Times shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Emerald, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Emerald threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Emerald Schedules, by or against Emerald, which might result in any material adverse change in any of the assets, properties or operations of Emerald.

Section 7.03              Officer’s Certificate. Merit Times shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Emerald, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of Emerald contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

Section 7.04              Director’s Certificate.  Merit Times shall have been furnished with a certificate dated the Closing Date and signed by a director of Emerald, certifying to Merit Times and the Merit Times Shareholders the resolutions adopted by the Board of Directors of Emerald approving, as applicable, the transactions contemplated by this Agreement and the issuance of the Emerald Ordinary Shares, certifying the certificates of incorporation and the current versions of its Articles or other incorporation documents and certifying as to the signatures and authority of persons signing this Agreement and related documents on its behalf.

Section 7.05              Legal Opinion. Merit Times shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Emerald, covering such matters as it relates to this Agreement and the issuance of the Emerald Ordinary Shares and other matters reasonably requested by Merit Times.

Section 7.06              Good Standing.  Merit Times shall have received a certificate of good standing from the Registrar of Companies of Cayman Islands or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Emerald is in good standing as an exempted company in Cayman Islands and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.07              No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.08              Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Emerald after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.9              Shareholder Report.  Merit Times shall receive a shareholder’s report reflective of all Emerald shareholders which does not exceed 1,281,500 Emerald Ordinary Shares issued and outstanding as of the day prior to the Closing Date.

Section 7.10              Other Items.  Merit Times shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Merit Times may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01              Brokers.  Emerald and Merit Times agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Emerald and Merit Times each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02              Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03             Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Merit Times, to:	Zhide Jiang, CEO Shandong Longkang Juice Co., Ltd. No. 48 South Qingshui Road Laiyang City, Shandong 265200 People’s Republic of China

With copies to:	Richard I. Anslow, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726

If to Emerald, to:	Joseph Rozelle c/o Nautilus Global Partners 700 Gemini, Suite 100 Houston, TX 77056

With copies to:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04             Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05             Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06             Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07             Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08             Third Party Beneficiaries.  This contract is strictly between Emerald and Merit Times, and, except as specifically provided, no director, officer, stockholder (other than the Merit Times Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09             Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Emerald and Merit Times will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10             Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11             Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.12             Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13             Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14             Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

EMERALD ACQUISITION CORPORATION

By:	/s/ Joseph Rozelle
Name: Joseph Rozelle
Title: Chief Executive Officer

MERIT TIMES INTERNATIONAL LIMITED

By:	/s/ Zhide Jiang
Name: Zhide Jiang
Title: Managing Director

ACCESS AMERICA FUND, LP

By:	/s/ Christopher Efird
Name: Christopher Efird
Title: President

Approved and Accepted by the Merit Times Shareholders:

Name	Signature

Proud Glory Limited
Name: Zhide Jiang
Title: CEO	/s/ Zhide Jiang

GEP Capital Group, LLC
Name: Gary L. Wolfson
Title:	/s/ Gary L Wolfson

Grandview Capital, Inc.
Name: Peter Goldstein
Title: Chairman	/s/ Peter Goldstein

Cawston Enterprises Ltd.
Name: Shaohua Tan
Title: Executive Director	/s/ Shaohua Tan

Zhengang Sui
/s/ Zhengang Sui

Detao Wei
/s/ Detao Wei

Peng Wu
/s/ Peng Wu

Zhimin Yu
/s/ Zhimin Yu

Yunian Ai
/s/ Yunian Ai

Wei Fu
/s/ Wei Fu

Hongying Ju
/s/ Hongying Ju

Fengjun Li
/s/ Fengjun Li

Table 1:         Exchange Shares to be Issued

Name	Number of Shares
Proud Glory Limited	11,306,666
Zhengang Sui	1,045,333
Detao Wei	1,045,333
Peng Wu	1,045,333
Zhimin Yu	1,045,333
Fengjun Li	1,258,667
Wei Fu	1,045,333
Yunian Ai	418,987
Hongying Ju	426,667
GEP Capital Group, LLC, as trustee	1,167,360
Grandview Capital, Inc.	894,293
Cawston Enterprises Ltd.	634,027
Total	21,333,332

MERIT TIMES INTERNATIONAL LIMITED (“Merit Times”)
Share Exchange Agreement
Merit Times Schedules
October 22, 2009

Section 1.03
Subsidiaries
Merit Times owns 100% of the issued and outstanding capital stock of Shandong MeKeFuBang Food Limited (“MeKeFuBang”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”).  On June 10, 2009, MeKeFuBang entered into a series of contractual agreements with Shandong Longkang Juice Co., Ltd. (“Longkang Juice”), a company incorporated under the laws of the PRC, and its five shareholders, in which MeKeFuBang effectively assumed management of the business activities of Longkang Juice and has the right to appoint all executives and senior management and the members of the board of directors.  After the Combination, Merit Times will become a wholly-owned subsidiary of Emerald.

Section 1.04
Financial Statements
Audited financial statements for the years ending December 31, 2008 and December 31, 2007 and the unaudited financial statements for the quarter ended June 30, 2009 are attached.

Section 1.06
Options and Warrants
None.

Section 1.07
Absence of Certain Changes or Events
None.

Section 1.08
Litigation and Proceedings
None.

Section 1.09
Contracts
None.

Section 1.16
Intellectual Property

To date, we do not have any trademark registration for our technologies. However, we rely on trade secret protection and confidentiality agreements to protect our proprietary information and know-how and have entered into non-disclosure agreements with certain of our key employees and executives to protect our trade secrets. In connection with the technology used to produce bio animal feed, Mr. Jiang has obtained a patent to protect our technology. The patent number is 200910015442.2. The patent is owned by Zhide Jiang, the Chief Executive Officer of Longkang Juice.

Sch-1

EMERALD ACQUISITION CORPORATION (“Emerald”)
Share Exchange Agreement
Emerald Schedules
October 22, 2009

Section 2.04
Financial Statements

Section 2.07
Absence of Certain Changes or Events

Section 2.08
Litigation and Proceedings

Section 2.09
Contracts

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